Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 7, 2005, by and between MEDICOR LTD. (“MediCor” or the “Company”) and PAUL R. KIMMEL (“Executive”).

A.            MediCor is engaged in the business of creation, production and distribution of medical devices and desires to retain an individual for the position of Executive Vice President and Financial Controller (“EVP/FC”) of the Company.

B.            Executive represents that he is well qualified to perform the duties of EVP/FC, and will devote the necessary time, effort and energy to perform those duties.

C.            Based on these representations, the Company desires to hire Executive as its EVP/FC.

NOW, THEREFORE, in consideration of the above recitals and the respective agreements of Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.             Employment.  The Company shall employ Executive as its EVP/FC, and Executive shall accept such employment and perform the services herein described for Company, upon the terms and conditions set forth in this Agreement.

2.             Term of Employment.  This Agreement shall commence as of the Effective Date of the fully executed Personnel Action Form shown in blank form as Exhibit A hereto. Unless terminated at an earlier date in accordance with Section 5 below, the term of Executive’s employment with Company (“Term of Employment”) shall commence on the date first set forth above and shall continue for a period initially ending on November 6, 2006 (“Initial Term”). The Term of Employment shall automatically be renewed at the end of the 12th month prior to the end of the Initial Term for an additional 12-month period and shall be extended at the end of each succeeding month by an additional month such that the Term of Employment shall extend each month until the end of succeeding 12th month (each such rolling 12-month period, a “Subsequent Term”) unless either party provides written notice of their intention not to renew this Agreement to the other in advance of then applicable termination date of the Term of Employment.

3.             Positions and Duties.

a.             Employment with Company.  Executive shall perform for the Company the duties and responsibilities of an EVP/FC of a corporation and such other duties and responsibilities as the Company shall reasonably assign to Executive from time to time generally consistent with Executive’s position as EVP/FC, as determined in the sole discretion of the Company. Executive shall report to the Company’s Chief Financial Officer.

b.             Place of Employment.  Executive’s principal place of employment shall be at the Company’s Executive Offices; provided, however, that Executive will be expected to engage in travel as Company may reasonably request of Executive.

4.             Compensation.

a.             Salary.  The Company shall pay Executive as compensation for his services a base salary at the annualized rate of $300,000.00. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with the Company’s normal payroll practices. Such annual compensation shall be reviewed annually for increase (but not decrease) in the discretion of the Board. In conducting any such annual review, the Board shall take into account any increase in Executive’s responsibilities, increases in the compensation of other executives of the Company or any Affiliate (or any competitor(s) of either or both), the performance of Executive and/or other pertinent factors. The annual compensation specified in this Section 4.a, together with any increases in such annual compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”

b.             Bonuses.  The Company may pay to Executive periodic or annual discretionary bonuses for any period ending prior to the end of the Term of Employment in an amount that will be determined by the Company’s Compensation Committee based on such factors as Executive’s performance and the performance of the Company. Concurrently with signing this Agreement, Executive shall be paid a bonus of $40,000.00, net of federal and state taxes.

c.             Executive Benefits.  While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit, pension and welfare plans and programs of Company for executive employees, including any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company (including group plans sponsored by MediCor), to the extent that Executive meets the eligibility requirements for each individual plan or program. Participation in any such benefits and plans shall be consistent with Executive’s rate of compensation to the extent that compensation is a determinative factor with respect to participation and/or coverage under any such benefit or plan. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

d.             Stock Options.  MediCor will, within thirty (30) days of Executive’s signature on this Agreement, grant to Executive an option to purchase 160,000 shares of MediCor’s common stock (the “Option”) at the exercise price equal to the fair market value of MediCor’s common stock on the date of grant. Subject to the terms of the Option (including partial acceleration in the event of a termination of this Agreement by the Company without Cause or by the Executive for Good Reason), the Option granted pursuant to this Agreement will vest with respect to 25% of the shares of common stock purchasable thereunder on each of the first through fourth anniversaries of the date of grant, provided Executive remains employed by the Company (or MediCor or another subsidiary of MediCor) on each such date. Unless specifically provided in this Agreement, vesting and exercise provisions and all other terms and conditions governing the Option shall be as set forth in the plan documents and such option agreements as may be entered into with Executive.

e.             Salary Continuation.  Executive shall be entitled to receive his Base Compensation for all periods during which he is unable to perform his duties hereunder by reason of a mental or physical incapacity, whether resulting from illness, accident or otherwise, prior to being determined to be suffering from a Disability.

f.              Expenses.  While Executive is employed by the Company hereunder, Company shall reimburse Executive for all reasonable out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation as in effect from time to time.

g.             Paid Leave.  Executive shall be entitled to paid leave in accordance with Company’s practices and policies for executive employees.

5.             Termination of Employment.

a.             Voluntary Termination; Termination for Cause.  The Company may terminate Executive’s employment at any time for Cause and Executive may terminate his employment for any reason. If Executive’s employment terminates by reason of Executive’s voluntary resignation without Good Reason, or if Executive is terminated for Cause (each as defined herein), Executive shall be entitled to:

(1)           Base Compensation at the rate in effect at the time of his termination through the effective date of termination of employment;

(2)           any bonus awarded but not yet paid;

(3)           any deferred bonus, including interest or other credits on the deferred amounts;

(4)           reimbursement for expenses incurred, but not paid prior to such termination of employment;

(5)           such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs; and

(6)           any equity compensation that is vested as of the effective date of termination of employment.

No termination for Cause shall be effective unless Executive is given at least thirty (30) days prior written notice authorized by a vote of at least a majority of the members of the Executive Committee of the Board that the Company intends to terminate his employment for Cause except under the provisions of Section 11(c)(i) or (iv). Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate Executive’s employment for Cause. Executive shall be given the opportunity within fifteen (15) days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and if, thereafter, the Board, by majority vote, continues to maintain that Cause for termination exists, Executive shall be given fifteen (15) days after such determination to correct such act or failure to act (if such act or failure to act is reasonably susceptible of correction or cure within such time). Upon failure of Executive, within fifteen (15) days, to correct such act or failure to act, Executive’s employment by the Company shall be terminated under this subsection for Cause.

Anything herein to the contrary notwithstanding, if, following a termination of Executive’s employment for Cause due to any conviction of Executive for any crime, such conviction is overturned on appeal, Executive shall be entitled to the payments and the economic equivalent of the benefits he would have received if his employment had been terminated without Cause.

b.             Termination Without Cause or for Good Reason.  The Company may terminate Executive’s employment at any time without Cause upon sixty (60) days advance written notice to Executive, and Executive may terminate his employment for Good Reason. If the Company terminates Executive’s employment without Cause, other than due to Disability, or Executive terminates his employment for Good Reason, then, subject to Executive’s continuing obligations under Section 7, Executive shall thereupon be entitled to:

(1)           a lump sum payment equal to the Base Compensation for the remainder of the Term of Employment (subject to applicable tax withholdings), unless such termination is within 12 months of a Change in Control, in which event such lump sum shall be equal to Base Compensation for 12 months;

(2)           any bonus awarded but not yet paid;

(3)           any deferred bonus, including interest or other credits on the deferred amounts;

(4)           a Pro Rata Bonus for the fiscal year in which termination of employment occurs;

(5)           reimbursement for expenses incurred, but not paid prior to such termination of employment;

(6)           continuation of the health and welfare benefits of Executive, including, without limitation, any group health insurance and long-term disability insurance generally provided to senior executives of the Company other than life insurance or accidental death and dismemberment insurance, at the level in effect at the time of his termination of employment through the end of the twelfth (12th) month following such termination of employment or the economic equivalent thereof; and

(7)           any equity compensation that is vested as of the effective date of termination of employment or would otherwise vest during the remainder of the Term of Employment (or within 12 months of the effective date of termination of employment if such termination is within 12 months of a Change in Control), which shall be deemed to have vested immediately prior to the effective date of termination of employment.

Any payments to which Executive shall be entitled under this Subsection 5.b, including any economic equivalent of any benefit, shall be made as promptly as possible following the termination of Executive’s employment hereunder and in no event later than thirty (30) days following such termination of employment.

c.             Death or Disability.  In the event of Executive’s death or a termination of Executive’s employment due to Executive’s Disability, Executive or his legal representative, as the case may be, shall be entitled to:

(1)           Base Compensation at the rate in effect at the time of his termination, through (x) in the case of death, for a period of three (3) months following termination, and (y) in the case of Disability, for the period, if any, between the date of his termination and the date by which the Company’s long-term disability plan have commenced paying its benefits;

(2)           any bonus awarded but not yet paid;

(3)           a Pro Rata Bonus for the fiscal year in which death or disability occurs;

(4)           any deferred bonuses including interest or other credits on the deferred amounts;

(5)           reimbursement for expenses incurred but not paid prior to such termination of employment;

(6)           in the case of death, Executive’s rights to other compensation and benefits as may be provided in applicable plans and programs of the Company shall be determined according to the terms and provisions of such plans and programs;

(7)           in the case of Disability, the Company shall continue Executive’s health and welfare benefits at the level in effect on the date of termination at least through the end of the sixth month following the termination of Executive’s employment or provide the economic equivalent thereof, and Executive’s rights to other compensation and benefits as may be provided in applicable plans and programs of the Company shall be determined according to the terms and provisions of such plans and programs; and

(8)           any equity compensation that is vested as of the effective date of termination of employment.

d.             No Mitigation; No Offset.  In the event of any termination of employment under this Section 5, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under this Section 5 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

6.             Duty of Loyalty. As an employee of Company, Executive will devote his best efforts to the interests of the Company. Executive agrees to devote all of his working time and attention to his duties hereunder, except for such reasonable amounts of time for personal, charitable, investment and professional activities that do not interfere with the service to be rendered by Executive hereunder. During Executive’s employment with the Company, Executive will not, except with the written consent of the Board, engage in any activity, investment, interest or association (1) which is hostile or adverse to or competitive with the Company, or (2) which so occupies Executive’s attention as to interfere with the proper and efficient performance of his duties at the Company, or (3) which interferes with the independent exercise of Executive’s judgment in the Company’s best interests.

7.             Confidential Information.  Executive shall maintain the confidentiality of all confidential and proprietary information of the Company, and shall execute and deliver to MediCor its standard Proprietary Information and Invention Agreement in the form attached hereto as Schedule I (the “Confidentiality Agreement”). Such obligations shall survive any termination of Executive’s employment relationship or of this Agreement.

8.             Third-Party Trade Secrets.  Executive will not, during his employment with Company, improperly use or disclose any proprietary information or trade secrets of any third party, including the Company’s customers and suppliers, or of any of Executive’s former or concurrent employers or companies, if any. Executive shall not bring to the premises of the Company any unpublished documents or any property belonging to such third parties, unless consented to in writing by such third party. Executive’s employment with the Company does not and will not breach any agreement or duty which Executive has concerning confidential information belonging to others. If Executive is asked to work on any project for the Company which raises a concern regarding third-party confidential information, Executive will, as soon as this is apparent to Executive, discuss the situation with the Chairman of Company without disclosing any confidences.

9.             Return of Property.  Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all of the following things which are in Executive’s custody or control:  (1) all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media and copies thereof, whether or not containing confidential or proprietary information, that are the property of the Company or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company; and (2) all other property of the Company, including but not limited to computers, personal digital assistants, cellular telephones, pagers, credit cards, and keys.

10.          Prohibited Post-Termination Activities.

a.             No Solicitation.  For a period of one year following the termination of Executive’s employment, Executive will not induce any employee of, or consultant to, MediCor or any of its subsidiaries to engage in any business in which MediCor or any of its subsidiaries is engaged or contemplates engaging, or solicit any employee to leave the employment of MediCor or any of its subsidiaries.

b.             Noncompetition.  For a period of one year following the termination of Executive’s employment with the Company, Executive will not accept employment with, engage in or render advice or assistance to any business within any market in which MediCor or any of its subsidiaries conducts business or effects sales which competes with or contemplates competition with MediCor or any of its subsidiaries in any capacity in which the employment or rendering of advice, assistance or other services to such business by Executive would be substantially similar to the services provided by Executive to the Company during the term of

Executive’s employment with Company or would result in a competitive advantage to such subsequent employer.

11.          Definitions.  As used herein, the following terms shall have the respective meanings set forth below.

a.             “Affiliate” shall mean any person or entity controlling, controlled by or under common control with the Company.

b.             “Board” shall mean the board of directors of the Company.

c.             “Cause” shall mean (i) Executive is convicted of a felony involving moral turpitude, (ii) Executive, in carrying out his duties under this Agreement, is guilty of a willful act by Executive which constitutes gross misconduct and which is materially and demonstrably injurious to the Company, (iii) Executive, in carrying out his duties under this Agreement, is guilty of a willful violation of a written Company policy generally applicable to all employees, the violation of which is stated in such policy to be grounds for termination, (iv) an act of fraud against, or the misappropriation of property belonging to, the Company or its Affiliates resulting in material economic harm to the Company, (v) except as otherwise specified in this clause c, the breach in any material respect of this Agreement or any confidentiality or proprietary information agreement between Executive and the Company or its Affiliates, or (vi) the commission of a willful act which induces any customer of the Company to break a contract with the Company resulting in material economic harm to the Company.

d.             A “Change in Control” shall be deemed to have occurred if:

(1)  an event occurs with respect to MediCor of a nature that would be required to be reported in response to Item 14 of Schedule 14A of Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934 (the “1934 Act”);

(2)  any “person,” as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act, other than Donald K. McGhan or entities related to, controlled by, or owned by Donald K. McGhan or his immediate family (collectively, the “McGhan Entities”) (or with respect to Affiliates, MediCor), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the 1934 Act, at any time that MediCor or any Affiliate is a Private Company, of more than 51% of the Voting Stock of MediCor or such Affiliate;

(3)  any “person,” as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act, other than the McGhan Entities (or with respect to Affiliates, MediCor), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the 1934 Act, while MediCor or any Affiliate is a Public Company, of 20% or more of the Voting Stock of MediCor or such Affiliate;

(4)  any “person” as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act, is the “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the 1934 Act, of a greater percentage of the Voting Stock of

MediCor than the percentage of such Voting Stock held, directly or indirectly, by the McGhan Entities;

(5)  all or substantially all of the business of MediCor and its consolidated subsidiaries is disposed of pursuant to a merger, consolidation, asset sale or other transaction in which MediCor is not the surviving corporation or MediCor (on a consolidated basis) is materially or completely liquidated or in which all or substantially all of MediCor’s consolidated assets are sold; or

(6)  MediCor or a subsidiary combines with another company and, immediately after the combination, the stockholders of MediCor immediately prior to the combination hold, directly or indirectly, less than 51% of the Voting Stock of the resulting company (viewed on a consolidated basis).

Notwithstanding the foregoing, a transaction or event shall not constitute a Change in Control if such transaction or event results from a transaction that is approved in advance unanimously by MediCor’s executive committee.

e.             “Disability” shall mean Executive’s inability to render, for a period of three consecutive months, full and effective services hereunder by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise; provided, however, that in no event will Executive be considered disabled for the purposes of this Agreement unless he is deemed disabled pursuant to the Company’s long-term disability plan (or any plan in which the Company’s employees participate).

f.              “Good Reason” shall mean and exist if, without Executive’s prior written consent, one or more of the following events occurs:

(1)           Executive is not appointed to or is otherwise removed from any office or position provided for in Section 1 or Section 3.a above, for any reason other than the termination of his employment or transfer to a substantially equivalent or superior office or position within the Company (such determination to be made on the overall responsibilities of Executive within the Company);

(2)           Executive is assigned duties or responsibilities that are, when taken as a whole, inconsistent, in any significant respect, with the scope of duties and responsibilities associated with Executive’s office or position as described in Section 1 or Section 3.a above;

(3)           Executive suffers a material reduction, when taken as a whole, in the authorities, duties or responsibilities associated with his office or position as described in Section 1 or Section 3.a above, on the basis of which he makes a determination in good faith that he can no longer carry out such office or position in the manner contemplated at the time this Agreement was entered into;

(4)           Executive’s Base Compensation is decreased by the Company, or his benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced, with the result that Executive’s overall benefits package is materially reduced;

(5)           There occurs a Change in Control;

(6)           the Company fails to pay Executive any deferred payments under any bonus or incentive plans which are due to him at that time;

(7)           the Company fails to reimburse Executive within a reasonable time for business expenses in accordance with this Agreement or the Company’s policies, procedures or practices;

(8)           if and to the extent applicable, the Company fails to agree to or actually indemnify Executive for his actions and/or inactions, as either a director or executive officer of the Company, to the fullest extent permitted by Delaware law, and/or the Company fails to maintain satisfactory levels of directors and officers liability insurance coverage for Executive when such insurance is available and maintained by MediCor;

(9)           the Company fails to obtain a written agreement reasonably satisfactory to Executive from any successor or assign of the Company to assume and perform this Agreement; or

(10)         the Company purports to terminate Executive’s employment for Cause and such purported termination of employment is not effected in accordance with the procedures required by this Agreement, and for purposes of this Agreement, such purported termination of employment shall be invalid and of no force and effect.

g.             “Private Company” shall mean an entity that has no class of its Voting Stock registered pursuant to Section 12(b), 12(g) or 15(d) of the 1934 Act.

h.             “Pro Rata Bonus” shall mean an amount equal to the annual bonus otherwise payable with respect to the year in question, calculated as if Executive had been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of days in such year during which Executive is actually employed by the Company and the denominator of which is 365.

i.              “Public Company” shall mean an entity that has one or more classes of its Voting Stock registered pursuant to Section 12(b), 12(g) or 15(d) of the 1934 Act.

j.              “Voting Stock” shall mean capital stock (or similar security) of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation or similar managers of another entity.

12.          Miscellaneous.

a.             Amendments; Assignment.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto. This Agreement may be assigned by the Company to MediCor or a wholly-owned subsidiary of MediCor without Executive’s consent.

b.             No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

c.             Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

d.             Severability.  To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

e.             Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

f.              Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by electronic facsimile provided that another copy is sent by another means permitted by this subsection within two (2) business days thereafter, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail from the continental United States as follows:

If to Company to:

MediCor Ltd.

4560 S. Decatur Blvd., Ste. 300

Las Vegas, Nevada 89103

Fax: (702) 932-4561

Attn: Chief Financial Officer

If to Executive to:

Paul R. Kimmel

7929 Winchester Circle

Santa Barbara, CA 93117

Any party may by notice given in accordance with this subsection to the other party to designate another address or person for receipt of notices hereunder.

g.             Attorneys’ Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, as may be awarded by the court or arbitrator.

h.             Governing Law.  The parties agree that this Agreement will be governed by the laws of the State of Delaware.

i.              Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in accordance with the laws of the State of Delaware by one arbitrator. If the parties cannot agree on the appointment of an arbitrator, then the arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in Clark County, Nevada in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator which shall be as provided in this Section 12.i. The cost of any arbitration proceeding hereunder shall be borne by the Company. The award of the arbitrator shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

If it shall be necessary or desirable for Executive to retain legal counsel and incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that Executive substantially prevails in the enforcement of such rights, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) Executive’s reasonable attorneys’ fees and costs and expenses in connection with the enforcement of his rights including the enforcement of any arbitration award.

j.              Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter.

IN WITNESS WHEREOF, Executive, the Company and, with respect to Section 4.d, MediCor have executed this Agreement as of the date first set forth above.

“COMPANY”

MEDICOR LTD.

		By:	/s/ Donald K. McGhan
Its: Chairman

“EXECUTIVE”

/s/ Paul R. Kimmel
Paul R. Kimmel

WITH RESPECT TO SECTION 4.D:

MEDICOR LTD.

By:	/s/ Donald K. McGhan
Its: Chairman

Exhibit B

RELOCATION EXPENSES

This Relocation Expenses Agreement, dated as of November 7, 2005, is by and between MEDICOR LTD. (the “Corporation”) and Paul R. Kimmel. (the “Employee”).

WHEREAS, the Employee and the Corporation have entered into an Employment and other Agreements of even date hereof; and

WHEREAS, the Employee, in order to fulfill his duties and obligations under such Agreements will need to relocate his primary residence.

NOW, THEREFORE, the parties hereto agree to the following terms and conditions regarding Relocation Expenses incurred by the Employee:

1.             The Corporation agrees to pay directly or reimburse the Employee for moving expenses associated with the household goods of his residence in                    , including packing, loading, transportation, unloading, unpacking, insurance of goods moved and reasonable storage costs, if applicable.

2.             The Corporation also agrees to reimburse the Employee for reasonable costs associated with car expenses, flight expenses, lodging and meals prior to and during the Employee’s relocation travel from his former residences to his new primary residence.

3.             The Corporation agrees to reimburse the Employee for reasonable costs and fees associated with the sale of Employee’s residence in                    , including real estate commission fees, inspections, reasonable attorneys’ fees, transfer taxes and other normal costs associated with the escrow and sale of real estate.

4.             The Corporation agrees to reimburse Employee for duplicate mortgage interest expense, if incurred, on Employee’s                     residence for a period not to exceed six (6) months.

5.             The Corporation agrees to reimburse the Employee for reasonable closing costs associated with the purchase of the Employee’s residence in the Las Vegas, Nevada area, including inspection and appraisal fees, loan origination and standard points costs, taxes and recording fees, title fees and insurance and other ordinary purchase expenses, including up to a maximum of twenty five percent (25%) of one month’s base salary for such items as auto license fees, cleaning of the new residence, legal fees for estate planning purposes due to relocation, etc.

6.             The Corporation agrees to extend an interest free loan to the Employee for up to 100% of the equity in Employee’s existing home in                    , if the sale of such home is not completed prior to ten (10) days of the closing of Employee’s home purchased in Las Vegas, Nevada.  Such loan is repayable by Employee

immediately upon termination of this Agreement or within fifteen (15) days following the closing of the sale of the home in                    , whichever occurs earlier.

7.             The Corporation agrees to pay the Employee a tax gross-up at the end of the calendar year following the initiation of this Agreement of the amount of the Employee’s calculated federal tax liability resulting for any reimbursement for relocation costs paid hereunder.  The base income used for said calculated federal tax liability shall be the Employee’s annualized salary hereunder, excluding all income from other sources.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit B to Employment Agreement to be effective as of the 7th day of November, 2005.

CORPORATION:
MEDICOR LTD.

	By:	/s/ Donald K. McGhan
Donald K. McGhan
	Title:	Chairman of the Board

EMPLOYEE:

	By:	/s/ Paul R. Kimmel
Paul R. Kimmel